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Exhibit 99

             First Washington FinancialCorp Declares Stock Dividend

Windsor, New Jersey, September 26, 2002 - First Washington FinancialCorp, (OTCBB: "FWFC"), announced today that its Board of Directors declared a 10% stock dividend. The dividend will be paid on October 25, 2002 to all shareholders of record as of October 10, 2002.

"This stock dividend reflects the continued strong financial performance of First Washington FinancialCorp and its subsidiary, First Washington State Bank", said President and CEO, C. Herbert Schneider.

First Washington FinancialCorp, the parent of First Washington State Bank has now paid nine annual stock dividends, since opening in December 1989. In addition to the stock dividends, the Company has declared two stock splits, a three-for-two split in June 1998 and a four-for-three split, in September 2000.

First Washington FinancialCorp is the parent company of First Washington State Bank, a community bank with assets in excess of $361million. The Bank, whose headquarters are in Windsor, NJ, maintains twelve branch offices in Mercer, Monmouth and Ocean Counties. First Washington State Bank recently announced plans to open a new office in Marlboro, New Jersey in mid-2003. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.


Contact:  Carol Jones, Marketing Officer
          First Washington State Bank
          (609) 426 -1000